Exhibit 99.1

GLOBAL PARTNERS LP

Contacts:

Daphne H. Foster	Edward J. Faneuil
Chief Financial Officer	Executive Vice President,
Global Partners LP	General Counsel and Secretary
(781) 894-8800	Global Partners LP
(781) 894-8800

GLOBAL PARTNERS ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE

WARREN EQUITIES FOR $383 MILLION
Deal Expands Global’s Convenience Store Footprint and
Retail Gasoline Assets in the Northeast and Mid-Atlantic;
Partnership to Discuss Transaction in Conference Call at 10 a.m. ET Today

Waltham, Mass., October 9, 2014 — Global Partners LP (NYSE: GLP) (“Global” or “the Partnership”) announced today that its Global Montello Group Corp. subsidiary has entered into a definitive agreement to acquire 100% of the equity interest in Warren Equities, Inc. (“Warren” or “the company”), one of the largest independent marketers of petroleum products in the Northeast, from the Warren Alpert Foundation. The total consideration is approximately $383 million, subject to closing adjustments. The acquisition is expected to be accretive in the first full year of operations. Closing is expected in the first quarter of 2015, subject to customary closing conditions and regulatory approvals. Global, which has availability under its revolving credit facility to consummate the transaction, expects to finance the transaction longer term with approximately a 60/40 blend of debt and equity.

Warren sells approximately 500 million gallons of fuel annually through approximately 520 retail locations. Based in Providence, R.I., the company operates 147 Xtra Mart convenience stores, markets fuel through 53 commissioned agent locations and supplies fuel to approximately 320 dealers. The company operates in 10 states: Massachusetts, Connecticut, Maine, New Hampshire, New York, Rhode Island, New Jersey, Pennsylvania, Maryland and Virginia. In addition to its proprietary Xtra Fuels brand, the company markets fuel through several major brands, including Exxon, Mobil, Shell, BP, Sunoco, CITGO, Gulf and Valero.

“Warren’s portfolio of Northeast retail sites is an excellent strategic fit that complements our existing footprint in the region,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “This transaction provides a platform for Global to expand into the mid-Atlantic region, and leverage our expertise to drive customer traffic and store profitability throughout the network.”

“By leveraging our infrastructure as well as our expertise in fuel sourcing, merchandising and other areas, we believe we can optimize value throughout the C-store, retail/wholesale gasoline and operating functions,” Slifka said. “Based on our analysis of these sites and the significant synergies we anticipate as a result of this transaction, we believe we will substantially improve the performance relative to Warren’s historical results.  We expect to generate EBITDA of between $50 million and $60 million in the second full year of operations.”

“This acquisition is designed to further enhance the earnings growth and cash generation of our business through the addition of strategic, complementary assets that drive higher volumes through our network,” Slifka said. “We are excited about the addition of the Warren portfolio to our asset base.”

“This transaction is the right strategic step for our company,” said Warren Chairman Herb Kaplan. “Global’s acquisition will enable Warren to become part of an established, growing and financially strong master limited partnership that is recognized as a leader in fuel distribution and retail asset development.”

Conference Call Information

Management will discuss this announcement in a teleconference call for analysts and investors today.

Time: 10:00 a.m. ET

Dial-in numbers:	877-709-8155 (U.S. and Canada)
201-689-8881 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company. Global owns, controls or has access to one of the largest terminal networks of refined petroleum products and renewable fuels in the Northeast, and is one of the largest distributors of gasoline,  distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. Global is a leader in the purchasing, selling and logistics of transporting domestic and Canadian crude oil and other products by rail across its “virtual pipeline” from the mid-continent region of the U.S. and Canada to the East and West Coasts for distribution to refiners and other customers. With a portfolio of approximately 900 locations primarily in the Northeast, Global also is one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores. In addition, Global is a distributor of natural gas and propane. Global is No. 146 in the Fortune 500 list of America’s largest corporations. For additional information, visit www.globalp.com.

Forward-looking Statements

This news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made. Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

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